EXHIBIT 99.1

T-3 Energy Services, Inc. Announces Common Stock Offering

HOUSTON, TEXAS, (PRIMEZONE WIRE) – April 17, 2007. T-3 Energy Services, Inc. (“T-3 Energy”) (Nasdaq: TTES) today announced that it has priced a public offering of 5,112,500 shares of its common stock. First Reserve Fund VIII, L.P. (the “Selling Stockholder”) will sell 4,242,883 of the shares to be sold in the offering. Except as described below with respect to the exercise of warrants held by the Selling Stockholder, T-3 Energy will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder. T-3 Energy will sell the remaining 869,617 shares to the public and will use the net proceeds from the sale of the shares offered by it to fund, among other things, a planned expansion of its facilities to increase its manufacturing capacity and the exercise of a purchase option on one of its facilities.

The Selling Stockholder has granted the underwriters a 30-day option to purchase up to 636,433 additional shares of T-3 Energy common stock and T-3 Energy has granted the underwriters a 30-day option to purchase up to 130,442 additional shares of T-3 Energy common stock, at the public offering price to cover over-allotments, if any. Of the up to 636,433 shares to be sold by the Selling Stockholder upon the exercise of the underwriters’ over-allotment option, 313,943 shares underlie exercisable warrants to purchase T-3 Energy common stock for $12.80 per share. If the underwriters exercise their over-allotment option in full, T-3 Energy will indirectly receive proceeds of $4.0 million through the exercise by the Selling Stockholder of these warrants. T-3 Energy intends to use any proceeds from the exercise of the underwriters’ over-allotment option and the Selling Stockholder’s exercise of the warrants for working capital and general corporate purposes. T-3 Energy will not receive any proceeds from the sale of the remaining 322,490 shares of common stock currently owned by the Selling Stockholder which do not underlie warrants and which are subject to the underwriters’ over-allotment option.

Bear, Stearns & Co. Inc. is serving as the sole bookrunner, with Simmons & Company International and Pritchard Capital Partners, LLC serving as joint lead managers for the offering. A written prospectus supplement and prospectuses may be obtained from the offices of Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Prospectus Department, (631) 274-8321.

The shares will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may be made only by means of a prospectus supplement and related prospectuses.

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy

Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT: T-3 Energy Services, Inc.

          Michael T. Mino, Vice President and Chief Financial Officer

          (713) 996-4110

          mmino@t3es.com